Exhibit 99.2

21007/22/WC/MC/AC	July 7, 2023

BY POST & BY EMAIL

Solowin Holdings

Room 1910-1912A, Tower 3

China Hong Kong City, 33 Canton Road

Tsim Sha Tsui, Kowloon, Hong Kong

Attention: Mr. Thomas Tam

Dear Sirs,

Re: Hong Kong Legal Opinion

1.	We are instructed by Solowin Holdings, a company incorporated in the Cayman Islands with limited liability (the “Company”) in relation to the Company’s proposed listing of its certain ordinary shares (the “Ordinary Shares”) on Nasdaq Capital Market by way of an initial public offering (the “IPO”) (the “Purpose”) as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (collectively, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission of the United States of America (the “SEC”) under the U.S. Securities Act of 1993 (as amended) in relation to the IPO.

2.	We have acted as the Hong Kong legal advisers to the Company, which holds the entire issued share capital of Solomon JFZ (Asia) Holdings Limited (the “Hong Kong Company”), a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) with limited liability, a wholly-owned subsidiary of the Company.

3.	We confirm that we are lawyers qualified to practice in Hong Kong to give this legal opinion (the “Opinion”).

4.	For the purpose of this Opinion, we have carried out due diligence on the Hong Kong Company, reviewed and examined copies of the Registration Statement, and such other documents as we have considered necessary or advisable for the purpose of rendering this Opinion, which are provided to us by the Company and the Hong Kong Company and/or obtained through public searches (collectively, the “Documents”). Apart from the Documents, we have relied upon a written confirmation signed by all the directors of the Hong Kong Company on June 29, 2023 (the “Written Confirmation”) confirming certain matters of fact that are relevant to the rendering of this Opinion.

Assumptions and Qualifications

5.	For the purposes of this Opinion, we have assumed without investigation that:

(a)	all copies of the Documents conform to their originals;

(b)	where applicable, all signatures on the Documents are genuine, authentic and complete;

(c)	where applicable, all individuals signing or executing the Documents have the requisite legal capacity and are duly authorised to sign or execute the Documents; and

(d)	all information provided by the Company and/or the Hong Kong Company is true and correct; and

(e)	the information disclosed in the public record did not fail to disclose any information which had been delivered for filing or registration.

6.	This Opinion is limited to and is given based on our understanding of the current laws in Hong Kong as at the date hereof. As we are lawyers qualified to practise in the jurisdiction of Hong Kong, this Opinion shall not be taken to express or imply any opinion on the laws of any jurisdictions other than Hong Kong and we have not investigated the laws of any jurisdiction other than Hong Kong.

7.	This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This Opinion speaks as of its date and we undertake no obligation to update this Opinion based on events, changes in the law or other matters occurring after the date hereof or to provide any notice to any person or entity of any subsequent events, facts or other matters which might affect the opinions given herein.

8.	This Opinion is based solely upon our inspection of the Documents and the Written Confirmation, without any further independent investigation with respect thereto.

9.	This Opinion is provided to you solely for the Purpose. As such, they may be relied upon by you only in consummating the Purpose and may not be used or relied upon on any other transactions or matters or by any other person for any other purposes whatsoever without our prior written consent.

10.	Save as the above, we hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Legal opinion

11.	Subject to the Assumptions and Qualifications listed and based on the due diligence results, we are of the opinion that:-

(a)	the Hong Kong Company is incorporated in Hong Kong on July 25, 2016, and has since then been validly existing under the Companies Ordinance (Cap. 622 of the Laws of Hong Kong). As at the date of this Opinion, (i) no resolution has been passed to voluntarily wind up the Hong Kong Company; (ii) no winding up petition has been presented to the Hong Kong Company; (iii) no order has been made by any court for the winding up or administration of the Hong Kong Company; and (iv) no receiver or administrator has been appointed in relation to the Hong Kong Company or any of its assets or revenues;

(b)	the description of the matters in relation to Hong Kong laws and/or regulations as set forth in the Registration Statement, including but not limited to sections headed “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, “Business”, “Regulations”, “Management”, and “Related Party Transactions” correctly summarise and describe the matters referred to therein as at the date of this Opinion and are true and accurate in all material aspects and the descriptions are not misleading in any material aspect; and

(c)	to the extent that the discussion relates to matters of Hong Kong tax law and the statements set forth in the Registration Statement under the caption “Taxation – Hong Kong Taxation”, it is our opinion, being the Company’s special Hong Kong counsel that those discussions and statements are true and accurate in all material aspects.

12.	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement.

Yours faithfully,

/s/ KEITH LAM LAU & CHAN

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